Exhibit 2(k)(4)

NAME AGREEMENT

THIS AGREEMENT, dated as of August 25, 2005, between Macquarie Global Infrastructure Total Return Fund Inc., a Maryland corporation (the “Fund”), and Macquarie Infrastructure Fund Adviser, LLC (“Macquarie”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, the Fund is a corporation incorporated in the State of Maryland on May 4, 2005;

WHEREAS, the Fund has specifically adopted the name “Macquarie Global Infrastructure Total Return Fund Inc.” (the “Name”), subject to the right of Macquarie or its successors or assigns at any time to control the use by the Fund of the Macquarie name (the “Macquarie Name”) and has otherwise recognized the proprietary interest of Macquarie in the Macquarie Name;

WHEREAS, Macquarie is a licensed user and authorized sublicensor of the Macquarie Name and intends to use the same in connection with its business and affairs for many years; and

WHEREAS, the parties hereto desire to enter into this Agreement to more fully document the terms and conditions under which the Fund shall have the permission of Macquarie to use the Macquarie Name in its Name;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Macquarie hereby grants to the Fund a personal, non-sublicensable, world-wide, non-exclusive, royalty-free, revocable license to use the Macquarie Name solely in its Name and to use such Name in the Fund’s advertising and other printed matter, all subject to the terms and conditions hereinafter provided and all solely in connection with the Fund’s business as set out in the Fund’s registration statement on Form N-2 as filed with the Securities and Exchange Commission. Except as provided hereinafter, neither the Fund nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Macquarie Name or any derivative thereof without prior express written consent of Macquarie.

2. The Fund agrees that its use of the Name shall not prevent Macquarie or any other entity in the Macquarie Bank Group, their respective successors or assigns, or any person to which Macquarie or any other entity in the Macquarie Bank Group has granted or shall grant the right and license to use the Macquarie Name, from using or permitting the use of the Macquarie Name, as applicable, alone or with any other words, for, by or in connection with any other entity or business, whether or not the same directly or indirectly competes or conflicts with the Fund or its business.

3. Notwithstanding the provisions of Paragraphs 1 and 2 hereof, it is hereby agreed that all proprietary and other interest in and to the Macquarie Name shall remain exclusively the property of Macquarie. All goodwill and improved reputation generated by the Fund’s use of the Macquarie Name shall inure to the benefit of Macquarie.

4. In order to preserve the inherent value of the Macquarie Name, the Fund shall ensure that the quality of the services the Fund provides shall (a) be provided in a manner that does not breach applicable law or regulation, (b) be consistent with market practices for registered closed-end investment companies, and (c) continue to be at least equal to the standards prevailing in the operation of Macquarie’s business during the term of this Agreement. The Fund shall not by any act or omission use the Macquarie Name in any manner that tarnishes, degrades, disparages or reflects adversely on the Macquarie Name (and the goodwill associated therewith), Macquarie or its business or reputation.

5. The Fund shall promptly notify Macquarie upon becoming aware of any infringement, misappropriation, imitation, dilution, illegal use or misuse of the Macquarie Name. Macquarie shall be responsible for the prosecution and maintenance of the Macquarie Name, provided, that the Fund shall provide all assistance reasonably requested by Macquarie in connection with such maintenance or protection.

6. The Fund agrees to indemnify and hold harmless Macquarie and its affiliates and each of their directors, officers, employees and agents against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the Fund’s written consent) or expenses (including reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal fees) (collectively, “Losses”), to which the indemnified parties may become subject under statute, regulation, common law or otherwise, to the extent such Losses arise out of or are based upon any use of the Macquarie Name or any variation thereof not authorized under this Agreement (other than Losses attributable to Macquarie or its affiliates (other than the Fund)).

7. Upon written notice by Macquarie to the Fund, which notice may be given at any time in Macquarie’s sole discretion, the right of the Fund to use the Macquarie Name in its Name shall terminate immediately and the Fund shall promptly, but in any event within 30 days, change its Name and terminate the use of the Macquarie Name (or any variation thereof) in its business. Following such termination and termination of Macquarie’s advisory relationship with the Fund, the Fund shall make no representation that it has a current association with Macquarie or its affiliates.

8. Macquarie makes no warranty, express or implied, to the Fund with respect to the Macquarie Name, including, without limitation, that the Macquarie Name does not infringe upon the rights of any third party.

9. Neither this Agreement nor any rights hereunder shall be assigned, licensed, sublicensed or otherwise transferred by the Fund without the prior written consent of Macquarie. The provisions of this Agreement are binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

10. This Agreement is executed and delivered by the Fund by its duly authorized officer. Macquarie agrees that all obligations assumed by the Fund hereunder shall be limited in all cases to the assets of the Fund and no one shall seek satisfaction of any such obligations from any shareholders of the Fund or any director or officer of the Fund.

11. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that State.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.

BY:
Name:
Title:

MACQUARIE INFRASTRUCTURE FUND ADVISER, LLC.

BY:
Name:
Title:

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